Exhibit 10.5

Private & Confidential

MEMORANDUM OF UNDERSTANDING

For NASDAQ Listing

3 April 2024

Understanding between Shari Wellness Pte Ltd (represented by Wong Ming Kwong) and SGP Healthcare Investments Pte Ltd (represented by Then Chee Tat) for the purpose of NASDAQ Listing is restricted to merging both companies in combining their companies’ income statement through final restructuring of share swap with Cayman Listco (to be newly registration for NASDAQ listing purpose) on 50:50 shareholding basis. It is agreed there will be provision for allotment of shares for potential pre-IPO investors in the range of 25% to 30% as a total minority group.

As for post IPO, both companies will be reporting as a new entity Listco as listed in the NASDAQ.

In the event that the NASDAQ listing is not successful of whatsoever reason not intended as this agreement stated, both companies will demerger and there is a provision of this option for the MOU.

Both parties will strictly treat this arrangement between The Company and you/your company as private & confidential and shall not be disclosed to any third party. Both will take all necessary controls, measures and precautions to protect and safeguard the security and confidentiality of the fee arrangement and payable relating to this listing.

In Agreement and Acceptance

For and on behalf of	For and on behalf of

Shari Wellness Pte. Ltd.	SGP Healthcare Investments Pte Ltd

/s/ Wong Ming Kwong	/s/ Daniel Then
Wong Ming Kwong	Daniel Then
Director	Director / Chief Executive Officer